FOR IMMEDIATE RELEASE

Contact:
John M. Lisicki, President and CEO
Tel: (518)842-7200
Fax: (518)842-7500


           Ambanc Holding Co., Inc. Announces Increased Cash Dividend


     Amsterdam, N.Y., November 24, 1998 - John M. Lisicki, President and Chief Executive Officer of Ambanc Holding Co., Inc. (Nasdaq National Market: AHCI), the parent holding company of Mohawk Community Bank, today announced that the Company's board of directors has declared a $.07 per share cash dividend payable on December 15, 1998, to stockholders of record as of the close of business on December 1, 1998. This represents an increase of $.01 per share as compared to $.06 per share paid on September 15, 1998 to shareholders of record as of September 1, 1998.

     Ambanc Holding Co., Inc. is a unitary savings and loan holding company. The company's primary subsidiary, Mohawk Community Bank, was created on November 16, 1998 as the result of the merger between Amsterdam Savings Bank, a subsidiary of Ambanc Holding Co., Inc, and Amsterdam Federal Bank, a subsidiary of AFSALA Bancorp, Inc., (NASDAQ: AFED). On October 27, 1998, the Office of Thrift Supervision (OTS) approved the merger between Ambanc and AFSALA, along with their subsidiaries. The shareholders of Ambanc and AFSALA approved the merger in September of 1998. Upon consummation of the merger, each outstanding share of AFSALA common stock was converted into 1.07 shares of Ambanc common stock.

     Mohawk Community Bank, with total assets of approximately $700 million and total deposits of approximately $460 million, conducts its business through 18 upstate New York Offices, located in Montgomery, Fulton, Schenectady, Saratoga, Albany, Otsego and Chenango counties, New York. The Bank's deposits are insured up to the legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the NASDAQ Stock Market/National Market System under the symbol "AHCI".


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